Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701 Company contact: Christina W. Hagan Chief Financial Officer (800) 332-9766 www.dawson3d.com
Dawson Geophysical to Present at EnerCom’s London Oil & Gas Conference
MIDLAND, Texas, June 9, 2009/PRNewswire-FirstCall/—Stephen Jumper, President and Chief Executive Officer of Dawson Geophysical Company (NASDAQ: DWSN — News) (the “Company”) is scheduled to present at the London Oil & Gas Conference hosted by EnerCom, Inc. on Thursday, June 18, beginning at 2:20 p.m., British Summer Time in London. A live webcast of Mr. Jumper’s presentation can be accessed at http://www.dawson3d.com and will be archived on the Company’s web site for 30 days. The live presentation will also be available and archived for 30 days at http://www.enercomlogc.com/webcast.html. During his presentation, Mr. Jumper will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of this non-GAAP measure to the applicable GAAP measure can be found in the Company’s earnings release for second quarter 2009, furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 7, 2009, which is available on the Company’s web site.
About Dawson Geophysical Company
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Forward-Looking Statements
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed cost of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2008. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.